Exhibit 4.2

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Warrant No. __	March __, 2019

AZITRA INC

[Form of]

WARRANT TO PURCHASE COMMON STOCK

This Warrant is issued to __________ or its registered assigns (“Holder”) by AZITRA INC, a Delaware corporation (the “Company”), pursuant to that certain Series A-1 Preferred Stock and Warrant Purchase Agreement, dated as of February 22, 2019 (the “Purchase Agreement”).

1. Purchase of Common Stock. Subject to the terms and conditions hereinafter set forth, for value received, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to ___________________ (______) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (subject to adjustment as described herein) at the Exercise Price (as defined below).

2. Definitions. Capitalized terms not otherwise defined herein shall have the same definitions as stated in the Purchase Agreement.

(a) Exercise Price. The exercise price for each share of Common Stock issuable hereunder shall be $37.50 (as adjusted from time to time in accordance with the terms hereof, the “Exercise Price”).

(b) Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending on the expiration of this Warrant pursuant to Section 14 hereof.

3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of the Warrant, together with a notice of exercise to the Chief Executive Officer of the Company (or other officer of the Company performing similar functions) at its principal offices substantially in the form attached hereto as Exhibit 1; and

(b) subject to Section 4 below, the payment to the Company, in cash, of an amount equal to the aggregate applicable Exercise Price for the number of shares of Common Stock being purchased.

4. Net Exercise. In lieu of exercising this Warrant in exchange for cash as described in Section 3(b) above, the Holder may elect to receive a number of shares of Common Stock equal to the value of this Warrant (or the portion thereof being canceled), as determined below, in which event the Company shall issue to the holder hereof a number of shares of Common Stock computed using the following formula:

Where

X	--	The number of shares of Common Stock to be issued to the Holder.

Y	--	The number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation).

A	--	The fair market value of one share of Common Stock.

B	--	The applicable Exercise Price (as adjusted to the date of such calculations).

For purposes of Rule 144, it is intended, understood and acknowledged that the shares of Common Stock issued hereunder upon exercise of this Warrant pursuant to this Section 4 shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the shares of Common Stock issued hereunder upon exercise of this Warrant pursuant to this Section 4 shall be deemed, for both federal tax and Rule 144 purposes, to have commenced on the date this Warrant was issued.

5. Fair Market Value. For purposes of Section 4, the fair market value of a share of Common Stock is defined as follows:

(a) if the exercise is in connection with an initial public offering of the Common Stock, and if the Company’s registration statement relating to such offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the initial “Price to Public” specified in the final prospectus with respect to the offering;

(b) if the exercise is in connection with a Sale of the Company (as defined in the Voting Agreement, defined below), then the fair market value shall be the value received for one share of Common Stock pursuant to such transaction;

(c) if the exercise occurs after, and not in connection with, the Company’s initial public offering, and (i) if traded on a securities exchange or the Nasdaq Stock Market, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the date of delivery of the notice of exercise; or (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the date of delivery of the notice of exercise; or

2

(d) if none of the above apply, then the value shall be the fair market value thereof, as determined in good faith by the board of directors of the Company taking into account the Company’s most recently obtained written report from an independent valuation firm for purposes of obtaining safe harbor coverage under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

6. Certificates for Common Stock. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of shares of Common Stock so purchased shall be issued as soon as practicable thereafter, and in any event within five (5) days of the delivery of the exercise notice and payment therefor. In case the Holder shall exercise this Warrant with respect to fewer than all of the shares of Common Stock that may be purchased under this Warrant, the Company shall execute a new warrant in the form of this Warrant for the balance of such shares and deliver such new warrant to the Holder. The Person in whose name any certificate or certificates for shares of Common Stock purchased under this Warrant are to be issued upon the exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates.

7. Issuance of Common Stock. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant, free from preemptive rights, such number of shares of Common Stock from time to time issuable upon exercise of this Warrant. The Company covenants that the shares of Common Stock, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

8. Adjustment of Exercise Price and Number of Shares of Common Stock. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the shares of Common Stock, by split-up or otherwise, or combine its shares of Common Stock, or issue additional shares of Common Stock as a dividend, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased and the Exercise Price shall be proportionately decreased in the case of a subdivision, as of the effective date of such subdivision (or, if the Company shall take a record of holders of Common Stock for purposes of such subdivision, as at such record date, if earlier than the effective date of such subdivision), or dividend, as of the date of such dividend (or, if the Company shall take a record of holders of Common Stock for purposes of such dividend, as at such record date, if earlier than the date of such dividend), or proportionately decreased and the Exercise Price shall be proportionately increased in the case of a combination, as of the effective date of such combination (or, if the Company shall take a record of holders of Common Stock for purposes of such combination, as at such record date, if earlier than the effective date of such combination).

3

(b) Reclassification, Reorganization and Consolidation. In the event of any reclassification, capital reorganization, or change in the equity securities of the Company (other than as a result of a subdivision, combination, or dividend provided for in Section 8(a) above), then the Holder shall have the right at any time prior to the expiration of this Warrant to purchase the kind and amount of shares and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the applicable Exercise Price per share of Common Stock payable hereunder, provided the aggregate applicable Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of equity securities purchasable upon exercise of this Warrant, or in the applicable Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

(d) Other Action Affecting Common Stock. In the event that the Company shall make a distribution in respect of shares of Common Stock that is not elsewhere described in this Section 8, the Holder shall be entitled, upon exercise of this Warrant, to receive from the Company its pro rata share of any such distribution such that the Holder receives, upon exercise of this Warrant, the same type and amount of property which such Holder would have received if such Holder had exercised this Warrant immediately prior to such distribution or the date the Company shall take a record of the holders of its equity securities for purposes of such distribution, as applicable, and, from and after the date of such distribution, the Company shall hold and set aside (or cause to be held and set aside in a commercially reasonable manner) an amount of such property equal to the Holder’s pro rata portion thereof for distribution to the Holder pursuant hereto.

9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the fair market value thereof then in effect.

10. Restrictive Legend.

The shares of Common Stock issuable upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS.

4

11. Warrant Transferable. Subject to compliance with the terms and conditions of this Section 11, the Purchase Agreement and the other Transaction Agreements, this Warrant and all rights hereunder are transferable to Permitted Transferees, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by a written instruction of transfer substantially in the form attached hereto as Exhibit 2; provided that the transferee consents in writing to be bound by the terms hereunder. With respect to any offer, sale or other disposition of this Warrant prior to registration of such Warrant, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof and indicating whether or not under the Securities Act certificates for this Warrant require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and the written consent of the proposed transferee agreeing to be bound by the terms hereunder, the Company, as promptly as practicable, shall notify the Holder that it may sell or otherwise dispose of this Warrant, all in accordance with the terms of the notice delivered to the Company. Each certificate representing this Warrant transferred in accordance with this Section 11 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. As used herein, the term “Permitted Transferee” means, as to any proposed transfer of this Warrant by any Holder to (a) if the Holder is a natural person, his/her ancestors, descendants, siblings, or spouse, any executor or administrator of his/her estate, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary primarily for the account of such Holder or his/her ancestors, descendants, siblings, or spouse, whether step, in-law or adopted, and, in the case of any such trust or fiduciary, a transfer of the Warrant thereto solely for bona fide estate planning purposes, either during his/her lifetime or on death by will or intestacy; (b) if the Holder is a partnership (including, without limitation, a limited partnership) or limited liability company, a partner or retired partner, or member or retired member, or any Affiliate of such Holder; (c) the Company, if effected pursuant to any redemption or repurchase right; (d) any Person in connection with a Sale of the Company; (e) (i) any Affiliate of a Holder (other than any investment portfolio company of such Holder that is an Affiliate), (ii) any successor of such Holder by consolidation, merger or transfer of assets of such Purchaser, (iii) the then existing members, shareholders, Affiliates or other investors in the Purchaser in connection with the dissolution or winding-up of such Holder, or (iv) any Person in connection with any consolidation or reorganization of the Holder directly or indirectly with or into one or more other investment vehicles; or (f) solely with respect to CII (as defined in the Purchase Agreement) or any Permitted CII Transferee (as defined in the Purchase Agreement), transfers by or among CII and Permitted CII Transferees.

12. Rights of Stockholders. Except as expressly set forth in Section 8 or Section 14 hereof, no holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of shares of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of equity securities, reclassification of equity securities, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights until the Warrant shall have been exercised.

5

13. [Reserved].

14. Expiration of Warrant; Notice of Certain Events Terminating This Warrant.

(a) This Warrant shall expire and shall no longer be exercisable upon the earliest to occur of:

(i) 5:00 p.m. (Eastern time) on February 22, 2026;

(ii) the consummation of a Sale of the Company; provided that the Company shall have provided notice to the Holder of such Sale of the Company pursuant to Section 14(b) below.

(b) The Company shall provide at least ten (10) days prior written notice to the Holder of any event set forth in Section 14(a)(ii). In addition, in the event of any taking by the Company of a record of holders of any class of securities for the purpose of determining the holders thereof who or which are entitled to receive any dividend or other distribution, the Company shall provide notice thereof to the Holder, at least seven (7) days prior thereto, of the date on which any record is to be taken for the purpose of such dividend or distribution.

15. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be (i) mailed by first-class, registered or certified mail, postage prepaid, (ii) delivered either by hand or by messenger or commercial overnight delivery service, or (iii) sent via computer mail or other electronic means followed by a copy mailed by first class mail, postage prepaid, addressed: (a) if to the Holder, at the Holder’s address as set forth in the Purchase Agreement, or at such other address as the Holder shall have furnished to the Company in writing; and (b) if to the Company, at 400 Farmington Ave, Farmington, CT 06032, e-mail address: andrews@azitrainc.com, Attention: Chief Executive Officer, or at such other address as the Company shall have furnished to the Holder in writing, with a copy to Shipman & Goodwin LLP, One Constitution Plaza, Hartford, CT 06103, Attention: James C. Schulwolf, Esq., e-mail address: jschulwolf@goodwin.com. Any notice or other communications so addressed and mailed, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be given two (2) days after so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

16. Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

17. Rights and Obligations Survive Exercise of Warrant. Unless otherwise provided herein, the rights and obligations of the Company and of the holder of this Warrant shall survive the exercise of this Warrant.

6

18. Counterparts; Facsimile and Electronic Signatures. This Warrant may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement (notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined), and it shall not be necessary when making proof of this Warrant or any counterpart thereof to account for any other counterpart, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart. For purposes of this this Warrant, a document (or signature page thereto) signed and transmitted by facsimile machine or other electronic means is to be treated as an original document. The signature of any party on any such document, for purposes hereof and thereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or other electronic signature is to be re-executed in original form by the parties which executed the facsimile or other electronic signature. No party may raise the use of a facsimile machine or other electronic means, or the fact that any signature was transmitted through the use of a facsimile machine or other electronic means, as a defense to the enforcement of this Warrant.

19. Amendments. Except as otherwise expressly set forth in this Warrant, any term of this Warrant may be amended or waived (either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment effected in accordance with this Section 19 shall be binding upon Holder and the Company.

20. No Waiver. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

21. No Impairment. The Company shall not by any action, including, without limitation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times carry out of all such terms and take all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.

22. Voting Agreement. Upon exercise of this Warrant, in whole or in part, and prior to receipt of any Common Stock in connection therewith, the Holder shall execute an Adoption Agreement to that certain Second Amended and Restated Voting Agreement, dated as of February 22, 2019, by and among the Company and the Investors and Key Holders party thereto (as may be amended from time to time, the “Voting Agreement”), agreeing to be bound by and subject to the terms of the Voting Agreement as a Stockholder and shall be deemed a Stockholder for all purposes under the Voting Agreement.

[Signature page follows]

7

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

AZITRA INC.

By:
Name:	Richard Andrews
Title:	President and Chief Executive Officer

By:

By:
Name:
Title:

[SIGNATURE PAGE TO WARRANT]

EXHIBIT 1

NOTICE OF EXERCISE

TO:	Azitra Inc
400 Farmington Ave,
Farmington, CT 06032
	Attention:	Chief Executive Officer

1. The undersigned hereby elects to purchase shares of Common Stock, par value $0.01 per share, of Azitra Inc, a Delaware corporation, pursuant to the terms of the attached Warrant.

2. [Method of Exercise (Please check the applicable blank):

___	The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

___	The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.]

3. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature)

(Name)

(Title)	(Title)

EXHIBIT 2

FORM OF TRANSFER
(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________ the right represented by the attached Warrant to purchase ______________ shares of Common Stock, par value $0.01 per share of AZITRA INC, a Delaware corporation, to which the attached Warrant relates, and appoints ______________ Attorney to transfer such right on the books of ______________, with full power of substitution in the premises.

Dated: ______________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Signed in the presence of: